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RIDGEWOOD POWER LLC

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Robert E. Swanson, President


TO:      Ridgewood Power Shareholders                         February 14, 2002

RE:      Timing of a Merger Delayed

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         The management of Ridgewood Power continues to firmly believe that merging the various Ridgewood Power Trusts into a single entity is the best way to maximize value for Shareholders of the various Ridgewood Trusts. Having the collective assets in a single entity (rather than seven separate Trusts) makes the whole (i) more attractive to potential new equity investors, (ii) more creditworthy to potential lenders, and (iii) less expensive to administer. Having said that, current circumstances force us to delay our efforts to seek Shareholder approval for a merger. To pursue a merger on a "fastest possible timetable" at this time (still a lengthy process) would not be, in our opinion, in your best economic interest. As will be discussed below, the reasons are both macro (the general market after Enron and Calpine for our sector) and micro (specific short-term issues relating to certain plants that would affect certain Trusts).

         After careful deliberation we have determined not to seek approval of a merger of the Ridgewood Power Trusts in 2002. The management of Ridgewood Power plans to propose a merger of the Ridgewood Power Trusts as soon after 2002 as conditions of the Trusts and general market conditions permit. It is too early to predict an exact date. Based on calls we have received, many investors hoped the merger process would follow on the heels of the proxy approval. We know that you want liquidity. We also want liquidity. We will propose a merger as soon as it makes economic sense.

         At the beginning of last year we had an aggressive schedule to seek a possible merger. It appeared that revenue and operating cash flow would benefit from high prices in California which, combined with high fuel costs for natural gas, had raised electric prices in New England as well. In the spring we engaged special legal counsel to advise us on the process.

         As explained in the nine page letter of February 6, 2002, last year played out very negatively in our industry, and for many of the Ridgewood Power projects. Hard facts have forced a delay in proposing a merger. We have already stated in past letters what the facts are. This letter confirms what many of you have surmised.

ISSUES AFFECTING THE MERGER OF THE POWER TRUSTS

         A merger of the various Ridgewood Power Trusts involves a decision by Shareholders as to whether to exchange shares in one of the Ridgewood Trusts for shares in merged Ridgewood Power Co. ("Merged Ridgewood"). Independent appraisers or investment bankers would evaluate the assets of the respective Ridgewood Trusts, and those appraisals would be the basis of the "exchange values" at the time of a proposed merger of the Ridgewood Trusts. The merger proposal would be submitted to the Ridgewood Power Shareholders pursuant to a "prospectus/consent solicitation statement" which is included in a Form S-4 which is first filed with the SEC. The material contained in the prospectus/consent solicitation statement would be similar to information in a prospectus used if there were an equity offering following a merger. The value of the assets in each Ridgewood Power Trust will determine the number of shares received in Merged Ridgewood.

IMPROVING CASH FLOW

         At the end of this letter I talk about our goals. The overriding objective is to increase revenue and net operating cash flow. The other benefits flow from there. As discussed in the February 6 letter, we are working on many areas where we expect improvement in 2002. Some highlights are:

         I. Power Trust I: The Olinda Plant (5.5 megawatt (MW) landfill methane powered plant) has just completed a 2.5 MW expansion. Olinda is waiting to receive a power purchase agreement from the California Power Authority. Application is also being made for a power contract for an additional 7.5 MW expansion. Olinda has a very strong cash flow on its 5.5 MW operating plant. An additional 10 MW from the two expansions could greatly increase the cash flow at Olinda.

         II. Power Trust II: Monterey Plant; Trust III: San Joaquin and Byron Plants. These three power plants in PG&E territory had extremely difficult economic conditions from December 2000 through August 2001. These plants are operating as of mid-August having (i) obtained five years of fixed priced natural gas supplies from Shell Oil, and (ii) entered into a five-year fixed price power agreement with PG&E. In December the Monterey Plant won a major PG&E litigation before the Federal Energy Regulatory Commission, and the San Joaquin plant favorably resolved another issue with PG&E. A number of months of peaceful, positive cash flow should help these three power plants. (A separate detailed memo on these points will be sent in March.)

         III. Power Trust IV and Trust V jointly own the Penobscot and Eastport Plants. These are the two largest plants owned by any Ridgewood Power Trust. They total 52 MW. These plants are fueled by renewable resources (waste wood from the paper industry in Maine) and thus are expected to benefit from the "green power premium" that has been enacted by three New England states. The most important renewables regulations are expected this summer. If the regulations come in as anticipated, the green power premium has the potential to add millions of dollars per year in net operating profits.

         IV.      Power Trust V, The Growth Fund, and Ridgewood/Egypt Fund:
                  Tourism has been devastated worldwide as a result of September
                  11. Ridgewood/Egypt serves as a water and electric utility for Red Sea mega-resorts where tourism is off dramatically this winter. We believe the business to be very solid because we remain cash flow positive even in this business environment. The peak tourist season is in the summer when Europeans vacation. If there is a summer recovery, cash flow should increase significantly.

         Clearly I have selected examples affecting all seven Ridgewood Power Trusts. There are additional matters such as potentially valuable expansion of the Providence landfill methane plant (Trust III and IV). These will be discussed in separate letters.

NEGATIVE MACRO ENVIRONMENT

         The tragic events of September 11 are not the primary problem. The stock market recovered from September 11, and the IPO market could revive in 2002. The greater blow which may have a more sustained impact on the Independent Power sector through 2002 is Enron, and the Enron fall-out on companies like Calpine.

         The two leading public Independent Power Companies are AES and Calpine. AES fell earlier in 2001 for issues unrelated to Enron. Calpine got clobbered in the Enron fall-out. Calpine was fueling its earnings growth with profits reported by its energy trading operation. Enron called these kinds of profits into question. Unlike Enron, Calpine also owns very substantial power producing assets. Unfortunately there are a large number of Calpine's plants in California, and Calpine may have more issues with them.

         Not only Calpine, but the entire sector (Mirant, Dynegy, Williams, etc.) is in current disfavor. There could be some additional severely bad news regarding one or more of these companies, particularly if accounting irregularities exist. As I wrote in the December 14, 2001 letter, Ridgewood Power Trusts are not Enron or Calpine: (i) we derive no income from trading,
(ii) we have little debt, and (iii) we engage in no accounting games. Even so, a Ridgewood offering would be analyzed by the same people who are down on Calpine.

         The macro issues discussed above necessitate a delay. While the macro issues are being resolved, we will continue to work diligently to improve the cash flow and earnings of each Ridgewood Power Trust.

         The staff of Ridgewood Power worked through 2001 to improve projects and obtain rights to expand certain projects. As we have said, 2002 is a rebuilding year. We will keep you fully apprised of facts, both negative and positive, as they impact your investment.

         I find the current need for a delay very frustrating. Substantial achievement is attained only by setting high goals. An entrepreneur, when thwarted, keeps re-setting goals until they are achieved. Ridgewood Power continues to have the goals of (i) increasing the value of your assets, (ii) increasing (or re-commencing in some cases) dividends for the respective Trusts, and (iii) providing liquidity. Last year was frustrating. This year we are rebuilding and improving. Although many of the 2001 events were completely out of our control, please accept my apology for the delay in achieving our goals.


/s/ Robert E. Swanson

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NOTICE REGARDING FORWARD-LOOKING STATEMENTS
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This letter contains forward-looking statements. These statements discuss business trends and other matters relating to the Ridgewood Power companies' future results, the electricity industry, the securities markets and the business climate. In order to make these statements the companies and Ridgewood Power have had to make assumptions as to the future and to accept information and assumptions from other companies. The companies and Ridgewood Power have also had to make estimates in some cases about events that have already happened, and to rely on data that may be found to be inaccurate at a later time. Because these forward-looking statements are based on assumptions, estimates, and changeable data, and because any attempt to predict the future is subject to other errors, what happens to any or all of the companies in the future may be materially different from the statements here.

The Ridgewood Power companies and Ridgewood Power therefore warn readers of this document that they should not rely on these forward-looking statements without considering all of the things that could make them inaccurate. This memorandum discusses many (but not all) of these risks and uncertainties that might affect these forward-looking statements. By making these statements now, we are not making any commitment to revise these forward-looking statements to reflect events that happen after the date of this document or to reflect unanticipated future events.

Each Trust's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q contains more information concerning your Trust's business and risks of your investment.

All shareholders are strongly urged to read the relevant documents relating to the consolidation which will be filed with the Securities and Exchange Commission in connection with the transaction at the time that it is proposed. These documents will contain important information and you may obtain them free of charge on the Securities and Exchange Commission's website at www.sec.gov.

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